UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2013

CAMPUS CREST COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-34872 (Commission File Number)	27-2481988 (IRS Employer Identification No.)

2100 Rexford Road, Suite 414 Charlotte, North Carolina (Address of principal executive offices)		28211 (Zip Code)

Registrant’s telephone number, including area code: (704) 496-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2013, Lauro Gonzalez-Moreno was elected to the board of directors (the “Board of Directors”) of Campus Crest Communities, Inc. (the “Company”).

Mr. Gonzalez-Moreno was elected by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors affirmatively determined that Mr. Gonzalez-Moreno is an independent director under the New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

From 2005 to 2008, Mr. Gonzalez-Moreno served as Chief Executive Officer of Vita Brevis, a business development and consulting company he co-founded. Since 2008, Mr. Gonzalez-Moreno has served in various roles at Amgen, Inc., a biopharmaceutical company, including Executive Director, Business Performance Team and Enterprise Risk Management and Executive Director, Acquisition Integration Center of Excellence. Mr. Gonzalez-Moreno received a bachelor’s degree in industrial engineering from Texas A&M University and a master of business administration from Duke University.

Mr. Gonzalez-Moreno will serve as a director of the Company until the Company’s 2014 annual meeting of stockholders and until his successor is duly elected and qualified or until his resignation or removal. The size of the Board of Directors remains at seven members.

The Board of Directors also appointed Mr. Gonzalez-Moreno to serve on the Compensation Committee. Mr. Gonzalez-Moreno will fill the vacancy on the Compensation Committee created by the previously announced decision of N. Anthony Coles not to stand for re-election to the Board of Directors at the Company’s 2013 annual meeting of stockholders, which took place on April 22, 2013.

Mr. Gonzalez-Moreno will receive a $9,167 annual cash retainer as well as a restricted stock grant of 7,000 shares of the Company’s common stock as compensation for serving on the Board of Directors. Such cash retainer is based on the annual cash compensation paid to the members of the Board of Directors prorated for his remaining term. Mr. Gonzalez-Moreno’s grant of restricted shares of the Company’s common stock has not been prorated since it vests over a three year period.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

Date: May 23, 2013	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr.
Executive Vice President, Chief Financial Officer and Secretary

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